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                                                                    EXHIBIT 10.3

                        PAREXEL INTERNATIONAL CORPORATION

                       NONQUALIFIED DEFERRED COMPENSATION
                                 PLAN AGREEMENT

                                 Amendment No. 1

                                  July 1, 2003

The Nonqualified Deferred Compensation Plan Agreement (the "Plan") of PAREXEL International Corporation is hereby amended as follows (capitalized terms used herein and not defined herein shall have the respective meaning ascribed to such terms in the Plan):

A new Section 4.1C is hereby added to the Plan to read in its entirety as follows:

                  "4.1C        CONTRIBUTION OF STOCK

                               Notwithstanding anything contained herein to the contrary, in addition to the deferral of Compensation pursuant to the Plan, the Plan may accept the transfer of amounts or assets deferred by a Participant under any other deferral arrangement provided by the Company, including without limitation, any shares of Common Stock of the Adopting Employer which, but for such deferral, (i) would be issued to the Participant upon exercise of stock options granted by the Adopting Employer or (ii) be vested and nonforfeitable in the case of restricted stock issued to the Participant. Notwithstanding the preceding provisions of this section 4.1C, any amounts deferred in the form of shares of Common Stock of the Adopting Employer shall be accounted for on a share by share basis and when distributed, shall be distributed in the form of shares of Common Stock of the Adopting Employer."

Except as aforesaid, the Plan shall remain in full force and effect.

                              Adopted by the Board of Directors on July 1, 2003.